AMENDMENT AGREEMENT


     THIS AMENDMENT AGREEMENT, dated as of March 22, 1999 (this "Amendment Agreement"), is by and between TERA COMPUTER COMPANY, a Washington corporation, with headquarters located at 411 First Avenue South, Suite 600, Seattle, Washington 98104 (the "Company"), and ADVANTAGE FUND II LTD., a British Virgin Islands corporation ("Advantage"), and KOCH INDUSTRIES, INC., a Kansas corporation ("Koch" and, collectively with Advantage, the "Buyers").

                              W I T N E S S E T H:

     WHEREAS, the Buyers purchased shares of common stock, $.01 par value, of the Company (the "Common Stock"), acquired the right to receive additional shares of Common Stock and acquired warrants (the "Warrants") exercisable for shares of Common Stock pursuant to the Subscription Agreement, dated as of September 30, 1998, as amended by the Amendment Agreement, dated as of September 30, 1998, by and between the Buyers and the Company (the "Subscription Agreement") (capitalized terms used in this Amendment Agreement without definition have the meanings given them in the Subscription Agreement);

     WHEREAS, in connection with the Subscription Agreement, each of the Buyers entered into separate Registration Rights Agreements, dated as of September 30, 1998, with the Company; and

     WHEREAS, the parties desire to make certain amendments to the Subscription Agreement, the Registration Rights Agreements and the Warrants as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. AMENDMENT OF SUBSCRIPTION AGREEMENT

     The Subscription Agreement is hereby amended as set forth below in this
Section 1.

          (a) Existing Definitions. The following existing definitions in
Section 1 of the Subscription Agreement are amended and restated in their entirety to read as follows:

               (b) "Adjustment Period" means a period commencing on the day after the May Adjustment Date and ending on the same day (as the May Adjustment Date) of each third month thereafter through the end of the Term.

               (c) "Adjustment Price" means the arithmetic average of the Closing Price of the Common Stock during the Measurement Period ending on the Trading Day immediately preceding the Initial Adjustment Date, the May Adjustment Date or an Adjustment Date, as the case may be, provided that each subsequent Adjustment Price shall be permanently reduced on each Reset Date by an amount equal to three percent (pro rated for each period of less than 30 days after a Reset Date shall occur in which the event giving rise thereto shall continue) of the Adjustment Price that otherwise would have applied without such increase.

               (d) "Adjustment Shares" means the shares of Common Stock issuable by the Company to the Buyers upon exercise of Adjustment Warrants issued pursuant to Section 3 hereof and any other securities into which or for which the

     Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

               (i) "Disclosure Documents" means (i) Amendments No. 1 and No. 2 to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q/A for the fiscal quarters ended March 31, 1998, and June 30, 1998, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998; (iii) the Company's Current Reports on Form 8-K dated October 8, 1998, November 19, 1998, and December 23, 1998; and (iv) the proxy statement for the Company's 1998 Annual Meeting, as filed with the SEC on April 1, 1998.

               (k) "Initial Adjustment Date" means February 22, 1999.

               (u) "Securities" means the Common Shares, the Warrants and the Adjustment Warrants.

          (b) New Definitions. Section 1 of the Subscription Agreement is amended to add the following new definitions at the end thereof:

               (aa) "Adjustment Warrants" means warrants to purchase shares of Common Stock issuable pursuant to Section 3 hereof, such warrants having the terms and conditions set forth in the form of Adjustment Warrant attached to the Amendment Agreement as Annex I.

               (bb) "Amendment Agreement" means the Amendment Agreement, dated as of March 22, 1999, by and between the Company and the Buyers which, among other things, amends this Agreement.

               (cc) "May Adjustment Date" means May 22, 1999.

               (dd) "Pool A Adjustment Shares" means Adjustment Shares issuable upon exercise of Adjustment Warrants issued pursuant to Section 3(a).

               (ee) "Pool A Initial Shares" means one-half of the Initial Shares issued to each Buyer, as represented by stock certificates nos. T01493 (for Advantage) and T01497 (for Koch) or any replacement certificates, and any other securities into which or for which such shares may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

               (ff) "Pool B Initial Shares" means one-half of the Initial Shares issued to each Buyer, as represented by stock certificates nos. T01494 (for Advantage) and T01498 (for Koch) or any replacement certificates, and any other securities into which or for which such shares may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          (c) Adjustment Warrants. Section 3 of the Subscription Agreement is amended and restated in its entirety to read as follows:

          3. BUYERS' RIGHT TO RECEIVE ADJUSTMENT WARRANTS

               (a) Initial Issuance of Adjustment Warrants (Pool A). On the date of execution and delivery of the Amendment Agreement, the Company shall isue to the Buyers Adjustment Warrants with respect to the Initial Adjustment Date for the Pool A Initial Shares as follows:

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                     Buyer            No. Adjustment Warrants
                     -----            -----------------------

                   Advantage                   201,219
                     Koch                      201,220

               (b) May 1999 Issuance of Adjustment Warrants.

               (1) Pool B. If the Adjustment Price for the May Adjustment Date is less than the Floor Price, then the Company shall issue to each Buyer Adjustment Warrants to purchase the number of Adjustment Shares calculated in accordance with the following formula:

                               [ (A / B) x C ] - C

     where:

     A  =  Floor Price;

     B  =  Adjustment Price for the May Adjustment Date, and

     C  =  Number of Pool B Initial Shares beneficially owned by Buyer on the
           May Adjustment Date

               (2) Pool A. If the Adjustment Price for the May Adjustment Date is less than $6.50, then, in addition to the Adjustment Warrants issued to each Buyer in accordance with Section 3(b)(1), the Company shall issue to each Buyer Adjustment Warrants to purchase the number of Adjustment Shares calculated in accordance with the following formula:

                             [($6.50 / A) x B] - B

     where:

     A  =  Adjustment Price for the May Adjustment Date; and

     B = Number of Pool A Initial Shares and Pool A Adjustment Shares beneficially owned by Buyer on the May Adjustment Date, including all Pool A Adjustment Shares issuable upon exercise of outstanding Adjustment Warrants determined without regard to any limitation on beneficial ownership contained in Section 1.1(d) of the Adjustment Warrants.

               References to $6.50 in this Section 3(b)(2) are subject to equitable adjustments from time to time on terms reasonably acceptable to the Buyers for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring or with respect to which "ex-" trading commerces on or after the date of the Amendment Agreement.

               (c) Subsequent Issuances of Adjustment Warrants.

               (1) Pool B. On each Adjustment Date, if the Adjustment Price for that Adjustment Date is less than the Floor Price and the lowest Adjustment Price for the May Adjustment Date or any prior Adjustment Date, then the Company shall issue to each Buyer Adjustment Warrants to purchase the number of Adjustment Shares calculated in accordance with the following formula:

                          [(1.0125 x A x B) / C ] - A
     where:

     A = Number of Pool B Shares and Pool B Adjustment Shares beneficially owned by Buyer on the Adjustment Date, including all Pool B Adjustment Shares issuable upon exercise of outstanding Adjustment Warrants determined without regard to any limitation on beneficial ownership contained in Section 1.1(d) of the Adjustment Warrants,

     B  =  Lowest Adjustment Price for the May Adjustment Date or any prior
           Adjustment Date, and

     C  =  Adjustment Price applicable to the Adjustment Date.

               (2) Pool A. On each Adjustment Date, if the Adjustment Price for that Adjustment Date is less than $6.50 and the lowest Adjustment Price for the May Adjustment Date or any prior Adjustment Date, then the Company shall issue to each Buyer Adjustment Warrants to purchase the number of Adjustment Shares calculated in accordance with the following formula:

                          [(1.0125 x A x B) / C ] - A

     where:

     A = Number of Pool A Shares and Pool A Adjustment Shares beneficially owned by Buyer on the Adjustment Date, including all Pool A Adjustment Shares issuable upon exercise of outstanding Adjustment Warrants determined without regard to any limitation on beneficial ownership contained in Section 1.1(d) of the Adjustment Warrants,

     B  =  Lowest Adjustment Price for the May Adjustment Date or any prior
           Adjustment Date, and

     C  =  Adjustment Price applicable to the Adjustment Date.

          References to $6.50 in this Section 3(c)(2) are subject to equitable adjustments from time to time on terms reasonably acceptable to the Buyers for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring or with respect to which "ex-" trading commerces on or after the date of the Amendment Agreement.

               (d) Buyer's Assignment of Rights under Section 3. If a Buyer intends to assign all or any portion of its rights to acquire any Adjustment Warrants in accordance with Section 10(h) hereof, then such Buyer shall so notify the Company not less than ten days before the May Adjustment Date or any Adjustment Date. Each such notice of assignment by a Buyer shall specify the name(s) of the assignee(s) and the rights to be assigned thereto. Each such notice shall be executed by the assignee(s). From and after the giving of such notice by such Buyer, the Buyer shall be deemed for all purposes to have assigned to such assignee(s) the rights under this Agreement with respect to the acquisition of the number of Adjustment Warrants covered by such notice, and such assignee(s) shall be deemed a party to this Agreement with respect to the acquisition of such number of Adjustment Warrants upon the terms and subject to the conditions of this Agreement, and all applicable references hereinafter to the "Buyers" shall include such assignee(s).

               (e) No Fractional Shares. No fractional shares of Common Stock shall be issuable as Adjustment Shares upon exercise of the Adjustment Warrants but, in lieu of any fraction of a share of Common Stock that would otherwise be issuable upon exercise of an Adjustment Warrant, the Company shall pay in cash an amount equal to the product of (i) the Adjustment Price and (ii) such fraction of a share.

               (f) Delivery of Adjustment Warrants. The Company shall issue and deliver to each Buyer the Adjustment Warrants not later than 4:00 p.m., Pacific Time, on or before the third Business Day following the May Adjustment Date and each Adjustment Date, or as otherwise agreed to by the parties hereto. Delivery of the Adjustment Warrants shall be made at a location mutually agreed to by the parties hereto. The Company's obligation to issue and deliver the Adjustment Warrants shall be absolute and unconditional, irrespective of any action or inaction by the Buyer to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Buyer, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Buyer or any other person of any obligation to the Company or any violation or alleged violation of law by the Buyer or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Buyer in connection with such obligation. If the Company fails to issue and deliver the Adjustment Warrants pursuant to this Section 3(f) as and when required to do so following the May Adjustment Date and each Adjustment Date, in addition to any other liabilities the Company may have hereunder and under applicable law (i) the Company shall pay or reimburse the Buyer on demand for all reasonable out-of-pocket expenses including, without limitation, fees and expenses of legal counsel incurred by the Buyer as a result of such failure, and (ii) the Adjustment Price used to determine the number of Adjustment Shares issuable upon exercise of such Adjustment Warrants with respect to such Adjustment Date shall be reduced by two percent from the Adjustment Price otherwise used to calculate such number of Adjustment Shares for each Trading Day the Company fails to issue and deliver such Adjustment Warrants and, accordingly, the Buyer shall be entitled to receive the additional Adjustment Warrants resulting from such reduced Adjustment Price.

               (g) Condition Precedent to Issuance of Adjustment Warrants. Each Buyer understands that the Company's obligation to issue the Adjustment Warrants to such Buyer in accordance with this Agreement is conditioned upon the accuracy in all material respects on the May Adjustment Date or the particular Adjustment Date, as applicable, of the representations and warranties of the Buyer contained in (i) Sections 4(a), (b), (c), (d), (f) and (g) of this Agreement and (ii) Sections 3(a), (b), (c), (d) and (f) of the Amendment Agreement, in each case as if made on such date.

          (d) Certain Covenants and Acknowledgments. Section 6 of the Subscription Agreement is amended as follows:

          (1) Section 6(a) is amended by inserting the words "and the Adjustment Warrants" after the words "the Warrants" at the beginning of clause (i) thereof.

          (2) Section 6(b) is amended by inserting the words "the Adjustment Warrants," after the words "the Initial Shares" in the first sentence thereof.

          (3) Section 6(g) is amended by inserting the following additional sentence after the first sentence thereof:

     As promptly as practicable, the Company shall take such action as shall be necessary to qualify, or to obtain an exemption from qualification for the Adjustment Warrants and the Adjustment Shares for issuance to the Buyers under such of the securities or "blue sky" laws of jurisdictions as shall be applicable to the offer of the Adjustment Warrants and the Adjustment Shares pursuant to the Amendment Agreement.

          (4) Clause (i) of Section 6(i) is amended by

          (A) inserting the words "(x) issue any Adjustment Shares or Warrant Shares in excess of the number of shares permitted by Rule 4460(i) or (y)" after the words "the Company will not" therein, and

          (B) inserting the words ", Adjustment Warrants" after the words "the issuance of Adjustment Shares" therein.

          (5) Clause (ii) of Section 6(i) is amended by inserting the words "and the Adjustment Warrants" after the words "upon the exercise of the Warrants" therein.

          (6) Section 6(k) is amended by inserting the words ", the Adjustment Warrants" after the words "Registration Rights Agreements" in the first sentence thereof.

          (7) The first sentence of Section 6(m) is amended and restated in its entirety to read as follows:

     In case of any consolidation or merger of the Company with any other corporation (other than a wholly-owned subsidiary of the Company) in which the Company is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Company shall make appropriate provision or cause appropriate provision to be made so that each holder of Adjustment Warrants or Common Shares then outstanding shall have the right thereafter to receive Adjustment Warrants or Adjustment Shares in the form of the kind of warrants or shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of warrants or shares of Common Stock immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the rights of the holders of Common Shares and Adjustment Warrants to receive Adjustment Warrants and Adjustment Shares on a basis as nearly as practical as such rights exist hereunder prior thereto.

          (8) Section 6(n) is amended by inserting the words "or Adjustment Warrants" after the words "Common Shares" therein.

          (e) Buyers' Right to Require Repurchase of the Common Shares and Adjustment Warrants. Section 7 of the Subscription Agreement is amended as follows:

          (1) The caption of Section 7 is amended by adding the words "AND ADJUSTMENT WARRANTS" at the end thereof.

          (2) Section 7(a) is amended by inserting the words "and Adjustment Warrants" after the words "its Common Shares" therein.

          (3) Clause (iii) of the definition of "Repurchase Event" in Section 7(b) is amended by

          (A) inserting the words "or Adjustment Shares" after the words "any holder of Common Shares" therein, and

          (B) deleting the word "such" after the words "under this Section 7 to sell" therein.

          (4) The second paragraph of Section 7(b) (commencing with the words "Notwithstanding Sections 7(a)...") is amended by

          (A) inserting the words "and Adjustment Warrants" after the words "Common Shares" in each of the two places in the first sentence of such paragraph where "Common Shares" appears, and

          (B) inserting the words "or issuable upon exercise of Adjustment Warrants" after the words "the number of Common Shares acquired hereunder" in the third sentence of such paragraph.

          (5) The third paragraph of Section 7(b) (commencing with the words "For purposes of this Section 7, (A) a Repurchase Event...") is amended by inserting the words "or Adjustment Shares" after the words "Common Shares" in each of the first two places in such paragraph where "Common Shares" first appears.

          (6) Section 7(c) is amended by

          (A) inserting the words "and Adjustment Warrants" after the words "Common Shares" in each of the following five places in section 7(c): (i) in the first sentence thereof, (ii) in clause (i) of the second sentence thereof, (iii) in clause (iii) of the second sentence thereof, (iv) in the third sentence thereof and (v) the second place in the fourth sentence thereof where "Common Shares" appears,

          (B) inserting the words "or Adjustment Shares" after the words "Common Shares" in the first place in the fourth sentence thereof where "Common Shares" appears, and

          (C) inserting the words "and Adjustment Warrants to purchase whole Common Shares" after the words "Common Shares" in the fifth sentence thereof.

          (7) Section 7(d) is amended by deleting clause (2)(i) thereof in its entirety and substituting in lieu thereof the following:

     (i) the sum of the number of Common Shares to be repurchased and the number of Adjustment Shares issuable upon the exercise of the Adjustment Warrants to be repurchased and

          (8) Section 7(f) is amended by

          (A) deleting the words "Adjustment Date" after the words "with respect to any" in the first sentence of Section 7(f) and substituting in lieu thereof the words "date of exercise of any Adjustment Warrants",

          (B) deleting the words "Adjustment Date" and substituting in lieu thereof the words "exercise date" in each of the following three places in
Section 7(f): (i) the second place in the first sentence thereof where "Adjustment Date" appears, (ii) the third place in the first sentence thereof where "Adjustment Date" appears and (iii) in the third sentence thereof, and

          (C) inserting the words "and Adjustment Shares" after the words "Common Shares" in the fourth sentence thereof.

          (9) Section 7(g) is amended by inserting the words "and Adjustment Warrants" after the words "Common Shares" in each of the first and second sentences of Section 7(g).

          (10) Section 7(h) is amended by inserting the words "and Adjustment Warrants" after the words "this Agreement" in each of the following three places in Section 7(h): (i) in the third sentence thereof, (ii) in clause 2(i) of the seventh sentence thereof and (iii) in clause 2(ii) of the seventh sentence thereof.

          (f) Company's Right to Repurchase the Common Shares and Adjustment Warrants. The Subscription Agreement is amended to add the following new Section 7.1:

          7.1 COMPANY'S RIGHT TO REPURCHASE THE COMMON SHARES.

               (a) Right to Repurchase. So long as (i) the Company shall be in compliance in all material respects with its obligations to the Buyers (including, without limitation, its obligations under this Agreement and the Registration Rights Agreement), (ii) on the date the Company Repurchase Notice (as defined below) is given and at all times until the date of repurchase, the Registration Statement is effective and available for use by the Buyers for the resale of their Common Shares and (iii) no Repurchase Event shall have occurred with respect to which, on the date a Company Repurchase Notice is to be given or on the redemption date, a Buyer (A) shall be entitled to exercise optional repurchase rights under Section 7 by reason of such Repurchase Event or (B) shall have exercised optional repurchase rights under Section 7 by reason of such Repurchase Event and the Company shall not have paid the Repurchase Price to such Buyer, then the Company shall have the right, exercisable by giving a Company Repurchase Notice not less than 20 Trading Days or more than 30 Trading Days prior to the repurchase date to the Buyer, at any time on or after the Closing Date to repurchase all or a portion of the Common Shares and Adjustment Warrants then held by the Buyers. Prior to any repurchase date, whether or not a Company Repurchase Notice has been given, the Buyers may sell or transfer any of their Common Shares and Adjustment Warrants.

               (b) Repurchase Notice. To exercise the right of repurchase under
     Section 7.1(a), the Company shall deliver a notice of repurchase (a "Company Repurchase Notice") to each Buyer from which the Company desires to repurchase Common Shares, Adjustment Warrants, or both. The Company Repurchase Notice shall (i) state that the Company is exercising its right to repurchase the Buyer's Common Shares, Adjustment Warrants, or both pursuant to this Section 7.1, (ii) indicate the number of Common Shares and Adjustment Warrants which are to be repurchased, (iii) state the Company Repurchase Price (as defined below) and the formula for determining the same, and (iv) provide the Buyer with instructions with respect to the delivery to the Company of the Buyer's certificate(s) for the Common Shares and the Adjustment Warrants to be repurchased. Promptly and in no event later than three Business Days after the Company's receipt of the Buyer's certificate(s) for the Common Shares and the Adjustment Warrants to be repurchased, the Company shall make payment in immediately available funds of the Company Repurchase Price applicable on the date of such repurchase with respect to the Common Shares and Adjustment Warrants to be repurchased to or upon the order of the Buyer as specified in the Company Repurchase Notice. Upon repurchase of less than all of the Common Shares evidenced by a particular certificate or the Adjustment Shares evidenced by a particular Adjustment Warrant, promptly, but in no event later than three Business Days after surrender of such certificate or Adjustment Warrant to the Company, the Company shall issue a replacement certificate for the Common Shares and a replacement warrant for the portion of the Adjustment Warrants that have not been repurchased. Only whole Common Shares and portions of Adjustment Warrants to purchase whole Common Shares may be repurchased.

               (c) Company Repurchase Price. As used in this Section 7.1, "Company Repurchase Price" means the product of (i) the sum of the number of Common Shares to be repurchased and the number of Adjustment Shares issuable upon the exercise of the Adjustment Warrants to be repurchased and
     (ii) the greater of (x) the arithmetic average of the Market Price of the Common Stock for the five consecutive Trading Days ending on the Trading Day immediately preceding the date of repurchase and (y) the most recent Adjustment Price as of the date of repurchase.

          (g) Assignment. Section 10(h) of the Subscription Agreement is amended by deleting the words "Adjustment Shares" in all four places in Section 10(h) where such words appear and in each case substituting in lieu thereof the words "Adjustment Warrants".

          (h) Incorporation of Amendments in Subscription Agreement. For ease of reference, the foregoing amendments to the Subscription Agreement together with the amendments effected by the Amendment Agreement, dated as September 30, 1998, have been incorporated in the form of subscription agreement attached hereto as Annex II. Any inconsistency between such form of subscription agreement and the terms of the foregoing amendments shall be governed by such foregoing terms as set forth above in this Agreement.

     2. AMENDMENT OF REGISTRATION RIGHTS AGREEMENTS

     Each of the Registration Rights Agreements is hereby amended as set forth below in this Section 2:

          (a) The first recital to each Registration Rights Agreement is amended by inserting the words "as amended from time to time," following the initial parenthesis at the beginning of the parenthetical definition "(the "Subscription Agreement")".

          (b) The definition of "Adjustment Shares" in the second recital to each Registration Rights Agreement is amended by inserting the words "upon exercise of the Adjustment Warrants" after the words "additional shares of Common Stock".

          (c) The definition of "Registration Period" in Section 1 of each Registration Rights Agreement is amended

          (1) by deleting the words "Adjustment Shares" in clause (i) thereof and substituting in lieu thereof the words "Adjustment Warrants", and

          (2) by inserting the words "and the Adjustment Warrants" after the words "Subscription Agreement" in clause (ii) thereof.

          (d) Section 2(a) of each Registration Rights Agreement is amended by deleting clause (ii) of the first sentence thereof in its entirety and substituting in lieu thereof the following:

     (ii) the number of Adjustment Shares which would be required to be issued pursuant to the Subscription Agreement and the Adjustment Warrants with respect to the initial issuance of Adjustment Warrants if the Initial Adjustment Date was the SEC Filing Date, and

          3. AMENDMENT OF WARRANTS

          The Company hereby amends each of the following outstanding Warrants issued to each of the Buyers to reduce, in each case, the initial Purchase Price (as such term is defined in the Warrants) to $6.00 per share, subject to adjustment as provided in the respective Warrants:

          (a) The Warrant, dated September 30, 1998, to purchase 60,504 shares of Common Stock issued to Advantage with an original Purchase Price of $10.04; and

          (b) The Warrant, dated September 30, 1998, to purchase 60,504 shares of Common Stock issued to Koch with an original Purchase Price of $10.04.

          At the request of Advantage or Koch, within five Business Days after Advantage or Koch surrenders to the Company their original Warrants, the Company shall issue in exchange therefor amended warrants of like tenor which reflect the $6.00 initial Purchase Price effected by this Amendment Agreement. However, the failure for any reason to so exchange outstanding Warrants for new warrants shall not affect the validity or enforceability of such outstanding Warrants as amended hereby.

          4. BUYER REPRESENTATIONS AND WARRANTIES

     Each Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

          (a) Purchase for Investment. Upon issuance of any Adjustment Warrants, the Buyer will acquire the Adjustment Warrants, for its own account for investment only and not with a view towards the public sale or distribution thereof. The Buyer understands that its investment in the Adjustment Warrants involves a high degree of risk.

          (b) Reoffers and Resales. All subsequent offers and sales of the Adjustment Warrants by the Buyer shall be made pursuant to registration of the Adjustment Warrants being offered and sold under the 1933 Act or pursuant to an exemption from registration.

          (c) Company Reliance. The Buyer understands that the Adjustment Warrants are being offered to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to receive an offer of the Adjustment Warrants.

          (d) Information Provided. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of the Company and materials relating to the offer of the Adjustment Warrants that have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the management of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has had the opportunity to obtain and to review the Disclosure Documents.

          (e) Absence of Approvals. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Adjustment Warrants.

          (f) Amendment Agreement. This Amendment Agreement has been duly and validly authorized, executed, and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

          5. COMPANY REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to, and covenants and agrees with, each Buyer that:

          (a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority (i) to own, lease, and operate its properties and to carry on its business as now being conducted, and (ii) to execute, deliver, and perform its obligations under this Agreement and the Registration Rights Agreements, and the other agreements to be executed and delivered or amended by the Company in connection herewith, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein such qualification is necessary and where failure so to qualify could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company. The Company has no subsidiaries.

          (b) Concerning the Adjustment Warrants and the Adjustment Shares. The Adjustment Warrants and the Adjustment Shares have been duly authorized and the Adjustment Warrants, when issued, and the Adjustment Shares, when issued upon exercise of the Adjustment Warrants, as the case may be, will be duly and validly issued, fully paid and non-assessable, and will not subject the holder thereof to personal liability by reason of being such holder.

          (c) Amendment Agreement. This Amendment Agreement has been duly and validly authorized by the Company, this Amendment Agreement has been duly executed and delivered on behalf of the Company and this Amendment Agreement is, and the Adjustment Warrants, when executed and delivered by the Company, will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and limits upon rights to indemnity.

          (d) Non-contravention. The execution and delivery of this Amendment Agreement by the Company and the issuance by the Company of the Adjustment Warrants and the Adjustment Shares, as contemplated by this Amendment Agreement, and completion of the other transactions contemplated in this Amendment Agreement and the Registration Rights Agreements, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Restated and Amended Articles of Incorporation or Bylaws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound which would have a material adverse effect on the Company, or any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets which would have a material adverse effect on the Company.

          (e) Approvals. Except as set forth in Schedule 5(f) to the Subscription Agreement, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders of the Company is required to be obtained by the Company for (i) the issuance of the Adjustment Warrants as contemplated by this Amendment Agreement, and (ii) the issuance of Adjustment

Shares upon exercise of the Adjustment Warrants, except for the filing of one or more Forms D with respect to the Securities as required under Regulation D under the 1933 Act.

          (f) Information Provided. The information provided by or on behalf of the Company to the Buyers in connection with the transactions contemplated by this Amendment Agreement, including, without limitation, the information referred to in Section 4(d) of this Amendment Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

          (g) Absence of Certain Changes. Except as disclosed in the Disclosure Documents, since December 31, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company, and, except as and to the extent disclosed, reflected or reserved against in the financial statements of the Company and the notes thereto included in the Disclosure Documents, the Company has no material (individually or in the aggregate) liabilities, debts or obligations whether accrued, absolute, contingent or otherwise, and whether due or to become due. Subsequent to December 31, 1997, the Company has not incurred any liabilities, debts or obligations of any nature whatsoever which are individually or in the aggregate material to the Company, other than those incurred in the ordinary course of its business or disclosed in the Disclosure Documents.

          (h) SEC Filings. The Company has timely filed all required forms, reports and other documents with the SEC. All of such forms, reports and other documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act.

          (i) Certain Issuances of Securities. The Company has not issued any shares of Common Stock or shares of any series of preferred stock or other securities convertible into, exchangeable for or otherwise entitling the holder to acquire shares of Common Stock that are subject to Rule 4460(i) of Nasdaq (or any successor, replacement or similar provision thereof or of any other market on which the Common Stock is listed for trading) (collectively, "Rule 4460(i)") and that would be integrated with the sale of the Initial Shares to the Buyers or the issuance of Adjustment Warrants or Adjustment Shares for purposes of Rule 4460(i), other than the Company's Series B Convertible Preferred Stock.

          6. LIMITED WAIVER

     The Buyers hereby agree that (i) the date by which the Company is required to file the Registration Statement with the SEC, pursuant to Section 2(a) of the Registration Rights Agreement, is changed to March 26, 1999, and (ii) that a Reset Date (as defined in the Subscription Agreement) shall not be deemed to have occurred by reason of the Registration Statement not being declared effective by the SEC within 90 days after the Closing Date if the Registration Statement is declared effective on or before April 30, 1999.

          7. EFFECTIVENESS

     This Amendment Agreement shall become effective on the date (the "Effective Date") when (a) the Buyers shall have received an opinion of counsel for the Company, dated the Effective Date, in form scope and substance reasonably satisfactory to the Buyers, to the effect set forth in Annex III attached hereto and (b) counterparts hereof shall have been executed and delivered by the Company and each of the Buyers. From and after the Effective Date, all references in the Subscription Agreement to the Subscription Agreement and the Warrants shall be deemed to be references to the Subscription Agreement and the Warrants as amended hereby and all references in the Registration Rights Agreements to the Registration Rights

Agreement and the Warrants shall be deemed to be references to such Registration Rights Agreement and the Warrants as amended hereby.

          8. CONFIRMATION OF AGREEMENTS; ENTIRE AGREEMENT

     Except as amended by this Amendment Agreement, the Subscription Agreement and each of the Registration Rights Agreements and the Warrants shall remain in effect in accordance with their respective terms. This Amendment Agreement and the annexes attached hereto set forth the entire agreement between the parties with respect to the subject matter hereof.

          9. MISCELLANEOUS

          (a) Governing Law. This Amendment Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

          (b) Counterparts. This Amendment Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A telephone line facsimile copy of this Amendment Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

          (c) Headings, etc. The headings, captions and footers of this Amendment Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) Severability. If any provision of this Amendment Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment Agreement or the validity or enforceability of this Amendment Agreement in any other jurisdiction.

          (e) Amendments. No amendment, modification, waiver, discharge or termination of any provision of this Amendment Agreement nor consent to any departure by the Buyers or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged with enforcement, and then shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the parties hereto shall operate as an amendment of this Amendment Agreement.

          (f) Waivers. Failure of any party to exercise any right or remedy under this Amendment Agreement or otherwise, or delay by a party in exercising such right or remedy, or any course of dealings between the parties, shall not operate as a waiver thereof or an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

          (g) Notices. Any notices required or permitted to be given under the terms of this Amendment Agreement shall be delivered in accordance with the notice provisions of the Subscription Agreement, the Registration Rights Agreements and the Warrants.

          (h) Certain Expenses and Fees. The Company shall pay or reimburse the Buyers for all reasonable expenses (including, without limitation, legal fees and expenses of counsel to the Buyers) incurred by the Buyers in connection with this Amendment Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall pay on demand all expenses (including reasonable attorneys' fees and expenses) incurred by the Buyers, and the Buyers shall pay on demand all expenses (including reasonable attorneys' fees and expenses) incurred by the Company, as a consequence of, or in connection with, (i) any default or breach of any of the other party's obligations under this Agreement, the

Warrants, the Adjustment Warrants and the Registration Rights Agreements (which payment shall be made by the defaulting or breaching party), and (ii) the enforcement or restructuring of any right of, including the collection of any payments due, the Buyers or the Company, as the case may be, under any of such agreements or instruments, including any action or proceeding relating to such enforcement or any order, injunction or other process seeking to restrain the Company or the Buyers, as the case may be, from paying any amount due the Buyers or the Company, as the case may be, in which the party seeking such enforcement or restructuring prevails.

          (i) Survival. The respective representations, warranties, covenants, and agreements of each Buyer and the Company contained in this Amendment Agreement or made by or on behalf of them, respectively, pursuant to this Amendment Agreement shall survive the Effective Date and the issuance of the Adjustment Warrants and the Adjustment Shares and shall remain in full force and effect regardless of any investigation made by or on behalf of them or any person controlling or advising any of them.

          (j) Further Assurances. Each party to this Amendment Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Amendment Agreement and to carry out its provisions.

          (k) Construction. The language used in this Amendment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     IN WITNESS WHEREOF, this Amendment Agreement has been duly executed by the Buyers and the Company by their respective officers thereunto duly authorized as of the date first set forth above.

                                     ADVANTAGE FUND II LTD.


                                       By:                /s/
                                         -------------------------------------

                                     Title:
                                            ----------------------------------

                                     Address:  c/o CITCO
                                               Kaya Flamboyan 9
                                               Curacao, Netherlands Antilles

                                               Facsimile No.:  011-599-9732-2008


                                     KOCH INDUSTRIES, INC.


                                       By:                /s/
                                         ---------------------------------------

                                     Title:
                                            ------------------------------------

                                     Address:  4111 East 37th Street North
                                               Wichita, KS 67270

                                               Facsimile No.: (316) 828-7947


                                     TERA COMPUTER COMPANY


                                       By:                /s/
                                         ---------------------------------------
                                                    Kenneth W. Johnson
                                               Vice President - Finance and
                                                  Chief Financial Officer